Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST FINANCIAL BANCORP

BANK OF LODI, N.A.

PLACER SIERRA BANCSHARES

AND

PLACER SIERRA BANK

DATED AS OF

SEPTEMBER 7, 2004

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated September 7, 2004, is by and among Placer Sierra Bancshares, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act (“Parent”), Placer Sierra Bank, a California banking corporation (“Parent Bank”), First Financial Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act (“Company”) and Bank of Lodi, N.A., a national banking association (“Company Bank”).

A. Parent Bank and Company Bank wish to provide for the terms and conditions of a business combination in which Company Bank will be merged (the “Bank Merger”) with and into Parent Bank with Parent Bank as the surviving institution. Simultaneously, Company will merge (the “Merger”) with an existing or to-be-formed subsidiary of Parent (“Merger Sub”) incorporated under the laws of the State of California, to be added as a party to this Agreement after the date hereof, with Company as the surviving corporation (“Interim Resulting Corporation”). Immediately following the Merger, the Interim Resulting Corporation may be merged with and into Parent with Parent as the surviving corporation (the “Final Merger”).

B. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER AND RELATED MATTERS

1.1 Merger; Surviving Corporations and Resulting Institution.

(a) Merger. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the California General Corporation Law (“CGCL”), the California Financial Code, and the rules and regulations promulgated by the Board of Governors of the Federal Reserve under the Federal Reserve Act and the Bank Holding Company Act, the Office of the Comptroller of the Currency under the National Bank Act, the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act, and the California Department of Financial Institutions under the California Financial Code (collectively “Bank Regulations”), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Company pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation under the laws of the State of California. The name of Company as the surviving corporation of the Merger shall remain “First Financial Bancorp.” From and after the Effective Time, Company, as the surviving corporation of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Company and Merger Sub, all as more fully described in the CGCL.

(b) Final Merger. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the CGCL, the California Financial Code, and the Bank Regulations, at the Final Merger Effective Time (as defined in Section 1.2 hereof), Company may be merged with and into Parent pursuant to the terms and conditions set forth herein. Upon the consummation of the Final Merger, the separate corporate existence of Company shall cease and Parent shall continue as the surviving corporation under the laws of the State of California. The name of Parent as the surviving corporation of the Final Merger shall remain “Placer Sierra Bancshares.” From and after the Final Merger Effective Time, Parent, as the surviving corporation of the Final Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Parent and Company, all as more fully described in the CGCL.

1.2 Effective Time of the Merger.

(a) Merger Effective Time. As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties will file, or cause to be filed with the California Secretary of State the Merger Agreement (the “Merger Agreement”) in the form attached hereto as Exhibit A, and such certificates and other documents as Parent may deem necessary or appropriate for the Merger, which Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the CGCL. The Merger shall become effective at the time the Merger Agreement is filed with the California Secretary of State (“Effective Time”). The filing of the Merger Agreement shall take place on such date as Parent shall notify Company in writing. At the Effective Time the rights and obligations of Company shall be consummated hereunder and no action taken or not taken under Section 1.2(b) hereof shall have any effect on the rights and obligations of Company or Company Bank.

(b) Final Merger Effective Time. Following the Merger and as soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, Parent may file, or cause to be filed with the California Secretary of State the Final Merger Agreement (the “Final Merger Agreement”) in the form attached hereto as Exhibit B, and such certificates and other documents as Parent may deem necessary or appropriate for the Final Merger, which Final Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the CGCL. The Final Merger shall become effective at the time the Final Merger Agreement is filed with the California Secretary of State (“Final Merger Effective Time”).

1.3 The Merger.

(a) Merger Consideration; Conversion of Company Common Stock. At the Effective Time:

(i) At the Effective Time, Parent and Parent Bank shall deliver to an exchange agent acceptable to Company, the merger consideration (the “Merger Consideration”) consisting of cash in the amount of $50,000,000 less (i) the Merger Consideration Adjustment, as defined below, and (ii) an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration.

(ii) The holders of certificates formerly representing shares of Company Common Stock shall cease to have any rights as shareholders of Company, except such rights, if any, as they may have pursuant to the CGCL. Except as provided above, until certificates representing shares of Company Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(b) Dissenting Shares. Any shares of common stock of Company and related Preferred Share Purchase Rights (collectively, “Company Common Stock”) held by a holder who dissents from the Merger in accordance with Section 1300 of the CGCL shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the CGCL.

(c) Exchange of Company Common Stock and Preferred Share Purchase Rights.

(i) As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Company Common Stock other than those representing Dissenting Shares (“Certificates”) shall be instructed to tender such Certificates to an independent exchange agent reasonably acceptable to the parties (the “Exchange Agent”) pursuant to a letter of transmittal that Parent shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Parent or the Exchange Agent.

(ii) After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby. “Per Share Merger Consideration” means an amount equal to “P” determined by using the formula below and rounding off the answer to four decimal places:

P = $50,000,000 - R - [Y * (P-A)]

N

Where:

P = Per Share Merger Consideration.

R = the total dollar amount paid by Company to redeem all Preferred Share Purchase Rights outstanding under the Rights Plan.

Y = the number of Company Stock Options outstanding as of the date of this Agreement.

A = weighted average exercise price of Company Stock Options outstanding as of the date of this Agreement (“Average Exercise Price”).

N = the number of shares of Company Common Stock outstanding as of the Effective Time.

The “Merger Consideration Adjustment” shall be an amount equal to (x) the number of Company Stock Options outstanding as of the date of this Agreement times (y) the difference of the Per Share Merger Consideration less the Average Exercise Price.

(iii) Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Exchange Agent may reasonably require.

(iv) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Parent or the Exchange Agent be deemed to evidence the right to receive the Merger Consideration.

(v) After the Effective Time, holders of Certificates shall cease to have rights with respect to the Company Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, Company shall deliver a certified copy of a list of its shareholders to Parent or the Exchange Agent. After the Effective Time, there shall be no further transfer on the records of Company of Certificates, and if such Certificates are presented to Company for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. Parent shall not be obligated to deliver the Per Share Merger Consideration to any holder of Company Common Stock until such holder surrenders the Certificates as provided herein. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(vi) If the Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Exchange Agent any required transfer or other taxes or establish to the satisfaction of Exchange Agent that such tax has been paid or is not applicable.

(vii) In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Exchange Agent an affidavit stating such fact, in form satisfactory to Parent, and, at Parent’s discretion, a bond in such reasonable sum as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent or Company or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

(d) Stock Options. Immediately upon execution of this Agreement, Company shall not permit the exercise of Company Stock Options and instead shall provide for the cash settlement of all of the Company Stock Options in accordance with this Section 1.3(d). Immediately before the Effective Time, the outstanding Stock Options shall be accelerated and the Company shall pay each Option Holder an amount equal to the Per Share Merger Consideration less the exercise price in respect of each Company Stock Option such Option Holder holds.

(e) Articles of Incorporation and Bylaws of the Surviving Corporations. The Articles of Incorporation and Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Company, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law. The Articles of Incorporation and Bylaws of Parent, as in effect immediately prior to the Final Merger Effective Time, shall be the Articles of Incorporation and Bylaws of Parent, as the surviving corporation of the Final Merger, until either is thereafter amended in accordance with applicable law.

(f) Directors and Officers of the Surviving Corporations. The persons listed on Schedule 1.3(f) shall be directors and officers of Company, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected. The directors and officers of Parent immediately prior to the Final Merger Effective Time shall be the directors and officers of Parent, as the surviving corporation of the Final Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(g) Principal Office. The location of the principal office of Company, as the surviving corporation of the Merger, and Parent, as the surviving corporation of the Final Merger, shall be 525 J Street, Sacramento, California 95814.

1.4 Bank Merger.

(a) Cancellation of Company Bank Common Stock. Contemporaneously with the Merger and the Final Merger (if any), Company Bank shall be merged with and into Parent Bank with Parent Bank as the surviving entity. The Bank Merger shall become effective at the time an Agreement of Merger, in substantially the form attached hereto as Exhibit C (“Bank Merger Agreement”) is filed with the California Department of Financial Institutions and the California Secretary of State (“Bank Merger Effective Time”). At the Bank Merger Effective Time, each share of common stock of Company Bank (“Company Bank Common Stock”) issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of capital stock or other securities or obligations of Parent Bank shall be issued with respect to or in exchange for such canceled shares, and such canceled shares of Company Bank Common Stock shall not be converted into capital stock or other securities or obligations of Parent Bank.

(b) Articles and Bylaws of the Resulting Institution. The Articles of Incorporation and Bylaws of Parent Bank, as in effect immediately prior to the Bank Merger Effective Time, shall, without any change, be the Articles of Incorporation and Bylaws of Parent Bank, as the resulting institution of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(c) Directors and Officers of the Resulting Institution. The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of Parent Bank, as the surviving entity of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(d) Offices of the Resulting Institution. The home and other offices of Parent Bank, as the resulting institution of the Bank Merger, shall be the home and other offices of Parent Bank immediately prior to the Bank Merger Effective Time plus the banking offices of Company Bank.

1.5 Closing. The Closing shall take place on the fifth Business Day following receipt of all Required Regulatory Approvals at the Sacramento offices of Downey Brand LLP. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.6 Revision of Transaction. After consultation with Company and with Company’s consent, which consent shall not be unreasonably withheld, Parent shall have the right to change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) diminish the benefits to be received by directors, officers or employees of Company or Company Bank as set forth in this Agreement or in any agreements involving the parties made in connection with this Agreement, (c) materially impede or delay the consummation of the Merger or Bank Merger, or increase the risk that it will be consummated or diminish the likelihood that the Required Regulatory Approvals will be received, or (d) adversely affect the tax treatment of Company shareholders as a result of receiving the Per Share Merger Consideration. Parent may exercise this right of revision (after consulting with Company and obtaining Company’s consent) by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

1.7 Additional Actions. If, at any time after the Effective Time, Parent or Parent Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent or Parent Bank its right, title or interest in, to or under any of the rights, properties or assets of Company or Company Bank, as the case may be, or (b) otherwise carry out the purposes of this Agreement, Company and Company Bank shall be deemed to have granted to Parent and Parent Bank, jointly and severally, an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Parent or Parent Bank, as the case may be, and otherwise carry out the purposes of this Agreement, an the officers and directors of Parent are authorized in the name of Company to take any and all such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

Except as set forth in the Disclosure Schedule delivered by Parent and Parent Bank to Company and Company Bank simultaneously with the execution hereof, Parent and Parent Bank represent and warrant to Company and Company Bank that all of the statements contained in this Article II are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Parent and Parent Bank contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Parent Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Parent and Parent Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

2.1 Organization. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business and, if applicable, in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required. Parent Bank is a state banking corporation, duly chartered and validly existing under the laws of the State of California and has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

2.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Boards of Directors of Parent and Parent Bank, and no other corporate action on their part is required to be taken. This Agreement has been duly executed and delivered by Parent and Parent Bank and constitutes the valid and binding obligation of each of them and is enforceable against each of them, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

2.3 Articles of Incorporation and Bylaws.

(a) Parent is a corporation organized and existing under the laws of the State of California. Parent has hereto furnished, or otherwise made available, to Company a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Parent. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its Articles of Incorporation or Bylaws in any material respect.

(b) Parent Bank is a California banking corporation existing under the laws of the State of California. Parent Bank has hereto furnished, or otherwise made available, to Company a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Parent Bank. Such Articles and Bylaws are in full force and effect as of the date hereof. Parent Bank is not in violation of any of the provisions of its Articles or Bylaws in any material respect.

2.4 Consents and Approvals; No Violations.

(a) None of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the Closing require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any federal, state or local governmental agency, commission, or other entity (“Governmental Entity”) except (i) the Required Regulatory Approvals, (ii) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Parent or a material adverse effect on Parent’s or Parent Bank’s ability to consummate the Closing or perform the obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing, or (iii) as set forth in this Agreement relating to the amendment, merger or termination, as determined pursuant to the terms of this Agreement in Parent’s sole discretion, of any Company Benefit Plan prior or subsequent to the Effective Time.

(b) Assuming that all consents, approvals, authorizations and other actions described in Section 2.2 and all Required Regulatory Approvals have been obtained, none of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the Closing (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or similar organizational document of Parent or Parent Bank, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Parent Bank or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respect any Law applicable to Parent, Parent Bank or any of their Subsidiaries or any of their respective properties or assets.

2.5 Financing. Parent has available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the Merger and perform its other obligations hereunder. Parent’s ability to consummate the transactions contemplated by this Agreement and the Agreement of Merger is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter with the exception of any Required Regulatory Approvals in connection with the payment of a cash dividend from Parent Bank to Parent and/or from Company Bank to Company in connection with the Merger.

2.6 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Parent Bank and Parent, threatened, against or affecting Parent Bank, Parent or any Subsidiary of Parent and Parent Bank, except for those which are not, individually or in the aggregate, reasonably likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent Bank, or any Subsidiary of Parent and Parent Bank, which individually or in the aggregate would reasonably be likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby.

2.7 Compliance with Laws.

(a) The businesses of Parent Bank, Parent and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, anti-money laundering, bank secrecy, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Parent Bank, Parent or any Subsidiary of Parent and Parent Bank, except (i) that the representations in this section with respect to employee benefits shall be limited to the Knowledge of Parent and Parent Bank, and (ii) for possible violations which either individually or in the aggregate do not and would not reasonably be likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby.

(b) No investigation or review by any governmental entity with respect to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank is pending or, to the Knowledge of Parent Bank and Parent, threatened, nor has any governmental entity indicated to Parent Bank,

Parent or any Subsidiary of Parent and Parent Bank an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews the outcome of which would not reasonably be likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby.

(c) Parent Bank and Parent are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 (the “CRA”) and the regulations promulgated thereunder. As of the date of this Agreement, neither Parent Bank nor Parent has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Parent Bank or any of its Subsidiaries to fail to be in substantial compliance with such provisions. Parent Bank has not received a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

2.8 Regulatory Approvals and Other Conditions. To the Knowledge of Parent and Parent Bank, there is no reason relating specifically to Parent or any Parent Subsidiary why (a) the Required Regulatory Approvals should not be granted, (b) the Required Regulatory Approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

2.9 Material Adverse Effect. Since the Balance Sheet Date, Parent has not experienced a Material Adverse Effect which would be likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby.

2.10 Brokers or Finders. Neither Parent, Parent Bank nor any of their Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Except as set forth in the Disclosure Schedule delivered by Company and Company Bank to Parent and Parent Bank simultaneously with the execution hereof, Company and Company Bank represent and warrant to Parent and Parent Bank that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Company and Company Bank contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Company and Company Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.

The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Company and Company Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

3.1 Organization. Each of Company and Company Bank Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business and, if applicable, in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required. Company Bank is a national banking association, duly chartered and validly existing under the laws of the U.S. and has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Company has heretofore made available to Parent Bank complete and correct copies of the Articles of Incorporation and Bylaws of Company, the Articles of Association and Bylaws of Company Bank and Articles of Incorporation and Bylaws for each Company Bank Subsidiary as currently in effect.

3.2 Authorization. Company and Company Bank have the requisite corporate power or the other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Closing. The execution, delivery and performance by Company and Company Bank of this Agreement and the consummation by Company and Company Bank of the Closing have been duly authorized by the board of directors of Company and Company Bank, and no other corporate action on the part of Company or Company Bank is necessary to authorize the execution, delivery and performance by Company and Company Bank of this Agreement or the consummation by Company and Company Bank of the Closing.

3.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Company and Company Bank, and, assuming due authorization, execution and delivery hereof by Parent and Parent Bank, is a valid and binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms.

3.4 Consents; No Violations.

(a) None of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the Closing require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any Governmental Entity except (i) the filing of reports by Company or its Affiliates under the Securities Act of 1933, as amended (“Securities Act”), (ii) filings, permits, authorizations, consents and approvals as may be required under other applicable requirements of state securities or blue sky laws, (iii) the Required Regulatory Approvals, (iv) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Company Bank or a material adverse effect on Company’s or Company Bank’s ability to consummate the Closing or perform the obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing, (v) as may be necessary as a result of the business or activities in which Parent Bank is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining specifically to, Parent Bank or any of its Affiliates, or (vi) as set forth in this Agreement regarding the amendment, merger or termination, as determined pursuant to the terms of this Agreement in Parent’s sole discretion, of any Company Benefit Plan prior or subsequent to the Effective Time.

(b) Assuming that all consents, approvals, authorizations and other actions described in Section 3.2 have been obtained and all filings and notifications described in Section 3.4(a) have been made, none of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the Closing (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Company or the federal stock charter or bylaws of Company Bank or of any organizational document of any Company Bank Subsidiary, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any Material Contract to which Company Bank or any Company Bank Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respects any federal, state, local or foreign law, rule, regulation, judgment, injunction, decree or other requirement of any Governmental Entity (“Law”) applicable to Company, Company Bank or any of the Company Bank Subsidiaries or any of their respective properties or assets.

3.5 Ownership and Possession of Shares. Company is the record and beneficial owner of all the issued and outstanding shares of Company Bank, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws

3.6 Capitalization and Shareholders.

(a) As of the date hereof, the authorized capital stock of Company consists of (i) 9,000,000 shares of Company Common Stock, of which 1,824,929 shares are issued and outstanding as of September 7, 2004 (ii) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of current or past shareholders or are subject to ally preemptive rights of the current or past shareholders of Company. All of the issued and outstanding shares of Company Common Stock will be entitled to vote to approve this Agreement and the Merger. Company is the record and beneficial owner of all the issued and outstanding shares of Company Bank, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement or Encumbrances arising under the Securities Act or applicable state securities laws.

(b) Company had shares of Company Common Stock reserved for issuance under the Company stock option plans identified in Section 3.6(b) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plan”) for the benefit of employees and directors of

Company and the Company Subsidiaries, pursuant to which options covering shares of Company Common Stock are outstanding (the “Company Stock Options”). Except for the preferred share purchase rights (“Preferred Share Purchase Rights”) paid as a dividend to holders of Company Common Stock on July 6, 2001 pursuant to Company’s preferred share purchase rights plan, as further described in that certain Rights Agreement between the Company and Mellon Investor Services, LLC, dated June 15, 2001 (the “Rights Plan”), there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company, or contracts, commitments, understandings, or arrangements by which Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. There are no outstanding phantom stock rights or awards. Section 3.6(b) of the Company Disclosure Schedule sets forth the name of the holder of each Company Stock Option and the date of grant of, number of shares represented by, exercise price, vesting schedule, and expiration of, each Company Stock Option. No Preferred Share Purchase Rights have been separated from the Company Common Stock, no “Trigger Event” shall have occurred under the Rights Plan, and no Preferred Share Purchase Rights have been exercised.

3.7 Subsidiaries and Affiliates. Section 3.7 of the Disclosure Schedule sets forth a complete list of all Company or Company Bank Subsidiaries. All the outstanding capital stock of each Company or Company Bank Subsidiary is owned directly by Company or Company Bank, in each case free and clear of all Encumbrances and is duly authorized, validly issued, fully paid and nonassessable. Neither Company nor Company Bank owns, directly or indirectly, any capital stock or other ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other entity that is not a Subsidiary of Company or Company Bank.

3.8 Company Financial Statements; Material Changes.

(a) True and complete copies of Company’s and Company Bank’s audited financial statements as of December 31, 2003 (the “Balance Sheet Date”) and their subsequent quarter end unaudited interim financial statements have been made available to Parent. The audited financial statements and unaudited interim financial statements (“Company Financial Statements”) (i) have been prepared in accordance with the books of account and other financial records of Company and Company Bank, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as stated in the notes thereto) and (iii) on that basis, fairly presented, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Company and Company Bank as of the dates and for the periods referred to therein, subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments. Other than as set forth in the audited financial statements or the notes thereto, there are no entities, including any special purpose entities, limited purpose entities or qualified special purpose entities, in which Company or Company Bank has an economic or management interest.

(b) All of the liabilities of a nature that are required to be included in a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto have, in the case of

Company and Company Bank, been reflected or disclosed in the audited financial statements as of December 31, 2003, except for liabilities (contingent or otherwise) (a) incurred since December 31, 2003 in the ordinary course of business including pursuant to contracts entered into in the ordinary course of business, (b) in connection with the transactions contemplated hereby including with respect to expenses of Company’s accountants, attorneys or investment bankers or (c) as would not reasonably be likely to be, individually or in the aggregate, material to Company and Company Bank, taken as a whole.

3.9 Company Reports.

(a) Company and Company Bank have filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, the Bank Regulators and other applicable regulatory authorities (except filings which are not material to Company and Company Bank considered as a whole). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the IRS, state and local taxing authorities, or the Bank Regulators in the regular course of the business of Company and Company Bank, no Governmental Entity has initiated any proceeding or, to the Knowledge of Company or Company Bank, investigation into the business or operations of Company, or Company Bank since January 1, 2000. There is no unresolved violation or exception by the Bank Regulators, the SEC or other Governmental Entity that would reasonably be expected to result in a Material Adverse Effect on Company or Company Bank. In addition, Company has delivered or made available to Parent copies of all management or other letters delivered to Company or Company Bank by their independent accountants in connection with the audit of any of the Company’s financial statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Company or Company Bank issued at any time since January 1, 2000, and will request that their independent accountants make available for inspection by Parent or its representatives, at such times and places as Parent may reasonably request, reports and working papers produced or developed by such accountants or consultants. Company and Company Bank have no liabilities (whether accrued, contingent, or otherwise) that are not disclosed on the Company Financial Statements, other than liabilities which would not have a Material Adverse Effect, and there have been no problems with Company’s or Company Bank’s internal controls or internal compliance procedures and systems known to Company or Company Bank or identified by accountants or consultants that as of the date hereof remain uncorrected.

(b) Company has filed through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since January 1, 2000 (as such documents have since the time of their filing been amended, the “Company SEC Reports”). As of their respective dates of filing with the SEC, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, no event, change or circumstance that would have a Material Adverse Effect on Company or Company Bank has occurred.

3.11 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Company and Company Bank, threatened, against Company, Company Bank, any other Subsidiary of Company, or any of their respective officers, directors, employees or agents (in their capacities as such), seeking damages in excess of $100,000 or that could otherwise have an Adverse Material Effect on Company or Company Bank, nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against Company, Company Bank or any other Subsidiary of Company.

3.12 Licenses. Company and the Company Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or right thereto, and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

3.13 Taxes.

(a) Company and the Company Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or Company has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Neither Company nor any Company Subsidiary is a party to any action or proceeding by any Governmental Entity for the assessment or the collection of taxes. Deferred taxes of Company and the Company Subsidiaries have been accounted for in accordance with GAAP.

(b) Company has not filed any consolidated federal income tax return with an “affiliated group” within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) where Company was not the common parent of the group. Neither

Company nor any Company Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481 (a) of the Code and no such adjustment has been proposed by the IRS.

(c) Company and the Company Subsidiaries have each withheld amounts from its employees, shareholders, or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

3.14 Insurance. Company and Company Bank maintain insurance with insurers which in the judgment of management of Company are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. All material claims under all policies of insurance maintained by Company and Company Bank have been filed in due and timely fashion. Each of Company and Company Bank has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time. Section 3.14 of the Company Disclosure Schedule includes a complete list of each policy of insurance maintained by Company or Company Bank.

3.15 Loans; Investments.

(a) The outstanding loans, including guarantees thereon, originated by Company Bank have been documented in all material respects in accordance with the policies of Company Bank and all loans purchased by or participated in by Company Bank are documented in a manner in all material respects consistent with such policies except in each case deviations in such policies that would not adversely affect Company Bank’s ability to collect such loans.

(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Company or any Company Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of Company and Company Bank, in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect.

(c) Except for pledges to secure public and trust deposits, none of the investments reflected in the Company audited financial statements dated as of December 31, 2003 under the heading “Investment Securities,” and none of the investments made by Company and Company Bank since December 31, 2003, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company or Company Bank to freely dispose of such investment at any time, other than those restrictions imposed on securities held for investment under GAAP. With respect to all material repurchase agreements to which Company or Company Bank is a party, Company or Company Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for a transaction involving less than $50,000, neither Company nor Company Bank has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Company or Company Bank to repurchase or otherwise reacquire any such assets. Set forth in Section 3.15 of the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Company or Company Bank.

(d) As of December 31, 2003, Company Bank is not a party to any loan agreement, note or borrowing arrangement, which, to the Knowledge of Company and Company Bank, violates any Law.

3.16 Allowance for Possible Loan Losses.

(a) Company Bank’s allowance for loan losses (“ALLL”), as reflected on the Company Financial Statements, has been calculated in compliance with GAAP and Company Bank’s existing methodology for determining the adequacy of its ALLL, applied consistently.

(b) Section 3.16(b) of the Disclosure Schedule includes a list of all Nonperforming Assets (as defined below) and all troubled debt restructurings (as defined under GAAP) as reflected on the books of Company Bank. “Nonperforming Assets” means (i) all loans and leases that have been classified “Special Mention,” “Substandard,” “Doubtful,” “Loss” or the equivalent thereof by Company Bank, Company Bank’s outside auditors or any regulatory authority, and (ii) all assets classified as REO and other assets acquired through foreclosure or repossession.

3.17 Company Benefit Plans. Company has disclosed on the Company Disclosure Schedule each and every Benefit Plan of Company and Company Bank. For each Company Benefit Plan, fund or arrangement disclosed or required to be disclosed on Company Disclosure Schedule Section 3.17, each of the following is true.

(a) All material obligations of Company and Company Bank for payment to trusts or other funds or to any governmental entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to compensation, vacation, holiday pay, bonuses and other forms of compensation, unemployment compensation benefits, Company Benefit Plans or social security benefits have been paid when due or properly accrued for the periods covered thereby on the Company Financial Statements.

(b) Company and Company Bank have materially complied with all applicable federal and state statutes and regulations which govern workers’ compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws,

Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

(c) There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Company or Company Bank, any attempts to unionize or controversies threatened between Company or Company Bank and any of their employees that are likely to have a Material Adverse Effect on Company, Company Bank or its Affiliates taken as a whole.

(d) Company and Company Bank are not now nor in the past were a party to any collective bargaining agreement with respect to any of their employees.

(e) Company and Company are not parties to any oral or written employment contracts, supplemental employment retirement agreements, or change in control benefits with any of its officers or employees, and there are no understandings with respect to the employment of any officer or employee of Company or Company Bank which are not terminable by Company without liability on not more than thirty (30) days’ notice.

(f) Except as set forth in the Benefit Plans, Company and Company Bank are under no obligation to provide health or welfare benefits to present or future retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or section 601 of ERISA) or similar state laws. As to each such obligation, if any, information as to the number of current and vested future retirees, other former employees or directors and dependents entitled to such coverage and their ages, and the present value of any benefits to be provided thereto on Company Disclosure Schedule Section 3.17.

(g) True and complete copies of each Company Benefit Plan, or similar benefit arrangement, including amendments thereto, have been previously delivered or made available to Parent, together with (i) all trust agreements regarding plan assets with respect to each Company Benefit Plan, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including applicable schedules) prepared in connection with each Company Benefit Plan, if applicable, (iii) if applicable, a copy of the most recent summary plan description of each Company Benefit Plan, together with any modifications thereto if applicable, and (iv) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

(h) Except as would not have an Adverse Material Effect on Company or Company Bank, all required notices, reports and descriptions (including Form 5500 annual reports, summary annual reports, summary plan descriptions, and amendments thereof, have been timely filed and distributed as required by ERISA and the Code to each employee, participant or beneficiary entitled thereto for each Company Benefit Plan. To the Knowledge of Company and Company Bank, all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings.

(i) For each Company Benefit Plan which is an employee welfare benefit plan (within the meaning of ERISA section 3(1)), the following is true:

(i)	Each that is a group health plan as such term is defined in Code section 5000(b)(l) complies and has complied in all material respects with any applicable requirements of section 601 through 608 of ERISA or section 4980B of the Code governing continuation coverage requirements for employee-provided group health plans.

(ii)	No such plan is a voluntary employee beneficiary association within the meaning of Code Section 501(c)(9).

(j) No Company Benefit Plan is a “multiemployer plan” as defined in section 3(37) of ERISA or a “multiple employer plan” as covered in Code section 412(c).

(k) No Company Benefit Plan is subject to Title IV of ERISA.

(l) Each Company Benefit Plan that is intended to be qualified under Code section 401(a) has received a determination letter from the Internal Revenue Service.

(m) There is no pending or, to the Knowledge of Company or Company Bank, threatened litigation, audit by governmental agency or pending claim (other than routine benefit claims for benefits) with respect to any Company Benefit Plan or any fiduciary thereof in relation to such Benefit Plan.

(n) To the Knowledge of Company and Company Bank, no action, whether formal or informal, is necessary or has been taken within the last five (5) years by the Company or Company Bank under any voluntary compliance programs sponsored by the Internal Revenue Service or the Department of Labor to preserve the qualification of any Company Benefit Plan.

(o) All Company Benefit Plans (and their related trusts, insurance contracts or funds) are maintained, administered and operated in material compliance with their terms and with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements.

3.18 Compliance with Environmental Laws.

(a) The operations of Company and Company Bank comply in all material respects with all applicable Environmental Laws, and neither Company nor Company Bank is subject to any judicial or administrative proceedings alleging the violation of any Environmental Law. Neither Company nor Company Bank has received written notice of any potential liability with respect to any federal, state, local or private investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment. Neither Company nor Company Bank is currently subject to any order, agreement or written directive of a governmental entity to conduct such investigation or remedial action, nor has Company or Company Bank agreed with a private party to conduct any such investigation or remediation. “Hazardous Substance” means any pollutant, contaminant, petroleum or any fraction thereof, by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam, or any solid, hazardous or infectious waste, or any other material identified or regulated pursuant to any Environmental Law.

(b) With respect to the real property currently or formerly owned or currently leased by Company or Company Bank (“Company Entities Premises”) to the Knowledge of Company and Company Bank: (x) no part of the Company Entities Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws; (y) the Company Entities Premises do not contain any underground storage tanks; and (z) there are no conditions known to be present at any of the Company Entities Premises that are reasonably expected to give rise under any Environmental Law to any material liability on the part of Company or any Company Bank that individually or in the aggregate would or could be reasonably be expected to result in a Material Adverse Effect on Company or Company Bank.

3.19 Contracts and Commitments.

(a) Section 3.19 of the Disclosure Schedule contains true, correct and complete lists of each of the following contracts and agreements of Company and Company Bank (such contracts and agreements being “Material Contracts”):

(i) all contracts and agreements relating to Indebtedness for borrowed money of Company or Company Bank to a third party that are in excess of $100,000, other than Derivative Instruments and contracts relating to the creation of deposit liabilities, repurchase agreements, purchase or sale of federal funds, and certificates of deposit entered into in the ordinary course of business consistent with past practice;

(ii) all Company or Company Bank Regulatory Agreements;

(iii) all contracts and agreements that materially limit or purport to materially limit the ability of Company or Company Bank to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all contracts and agreements between or among Company or Company Bank, on the one hand, and Company or any Affiliate of Company (other than the Company and Company Bank), on the other hand; and

(v) all contracts and agreements relating to equipment leases, information technology and hardware and software, that require or could be expected to require the payment, or the rendering of services, by Company Bank or any Company Bank Subsidiary, subsequent to the date of this Agreement, of more than $100,000 per annum, that have an unexpired term exceeding one year and that may not be canceled without liability or penalty upon 60 days’ notice.

(b) Section 3.19(b) of the Disclosure Schedule contains a list of fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use and credit cards available for personal use, provided by Company or any Company Bank to any employee of Company or Company Bank employed by Company or Company Bank as of the date hereof, and any bonuses or commissions paid to such employees by Company or Company Bank in the immediately preceding fiscal year.

(c) Section 3.19(c) of the Disclosure Schedule contains a list of all consulting, financial advisory, investment banking and professional services contracts to which Company or Company Bank is a party.

(d) Section 3.19(d) of the Disclosure Schedule contains a list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which Company Bank is a party.

(e) Section 3.19(e) of the Disclosure Schedule contains a list of each contract or agreement (not otherwise included in the Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which has a term of one year or more and an annual value of at least $100,000 with any other Person for the purpose of marketing products or services other than products or services sold by Company Bank, including but not limited to:

(i) each agreement of guaranty or indemnification running to any person;

(ii) each agreement with respect to any license, permit and similar matter that is necessary to the operations of Company Bank or Company Bank Subsidiary;

(iii) each mortgage forward commitment and similar agreement pursuant to which Company or Company Bank sells to others mortgages which it originates;

(iv) as of March 31, 2004, each contract relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and each interest rate swap agreement or other agreement relating to the hedging of interest rate risks (the “Derivative Instruments”); and

(v) each contract or agreement (with the exception of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation’s Company’s Guide), including each contract or agreement pursuant to which Company or Company Bank has sold, transferred, assigned or agreed to service any loan, which provides for any recourse or indemnification obligation on the part of Company or Company Bank.

(f) Section 3.19(f) of the Disclosure Schedule contains a list of all bank-owned life insurance policies insuring the life of any current or former officer, employee or director of Company Bank and naming Company or Company Bank as the beneficiary in the event of the death of the insured officer, employee or director.

(g) There is not and, to the Knowledge of Company and Company Bank, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or Company Bank, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank

3.20 Property and Assets.

(a) Company and Company Bank have good title to, or a valid lease, license or right to use, all assets, properties and rights used by them except as would not have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. Those real and other tangible properties purported to be owned by any of Company or Company Bank are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use and (v) other liens which do not materially interfere with Company’s or Company Bank’s use of the applicable property or materially detract from or diminish the value thereof (clauses (i) through (v) being “Permitted Encumbrances”). All material tangible assets owned or leased by Company Bank or any Company Bank Subsidiary are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements. Section 3.20(a) of the Disclosure Schedule sets forth a complete list of all Real Property and specifies which Real Property is owned and which is leased.

(b) Company and Company Bank beneficially hold all assets, properties and rights used by Company and Company Bank in the conduct of the business of Company and Company Bank.

(c) Set forth on Section 3.20 of the Company Disclosure Schedule is an accurate list and general description of all real property owned (“Company Real Property”) or leased by Company or Company Bank, including Other Real Estate Owned (“OREO”).

3.21 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between Company or Company Bank and any officer, director or employee of Company or Company Bank conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Company or Company Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Company or Company Bank.

3.22 Legal and Regulatory Compliance.

(a) The businesses of Company Bank, Company and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, anti-money laundering, bank secrecy, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Company Bank, Company or any Subsidiary of Company and Company Bank, except for possible violations which either individually or in the aggregate do not and would not reasonably be likely to have a Material Adverse Effect on Company, Company Bank or any of their Subsidiaries.

(b) No investigation or review by any governmental entity with respect to Company Bank, Company or any Subsidiary of Company and Company Bank is pending or, to the Knowledge of Company Bank and Company, threatened, nor has any governmental entity indicated to Company Bank, Company or any Subsidiary of Company and Company Bank an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews that would have a Material Adverse Effect on Company, Company Bank or any of their Subsidiaries.

(c) Neither Company nor Company Bank has any formal or informal agreements, arrangements or understanding with any Regulatory Agency that would materially impede or delay the ability of Company or Company Bank to obtain any governmental approvals or to consummate the transactions contemplated hereby.

(d) Neither Company nor Company Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any Bank Regulator that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Company Bank Regulatory Agreement”), nor has Company or Company Bank been advised in writing by any Bank Regulator that such Bank Regulator is considering issuing or requesting any such Company Bank Regulatory Agreement.

(e) Company Bank and Company are in substantial compliance with the applicable provisions of CRA and the regulations promulgated thereunder. As of the date of this Agreement, neither Company Bank nor Company has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Company Bank or any of its Subsidiaries to fail to be in substantial compliance with such provisions. Company Bank is rated a “satisfactory” or better under the CRA.

3.23 Brokers and Finders. Except as set forth in the agreement with RBC Capital Markets Corporation dated July 9, 2004 (which agreement has not been amended since such date), a copy of which has previously been provided to Parent, neither Company nor Company Bank has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no other broker or finder has acted directly or indirectly for Company or Company Bank in connection with this Agreement or the transactions contemplated hereby.

3.24 Fairness Opinion and Valuation Recommendation. Company has received from RBC Capital Markets, dated as of the date of this Agreement, a fairness opinion to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Company has received a recommendation from RBC Capital Markets of the fair market value of the shares of Company Common Stock under Chapter 13 of the California Corporations Code.

3.25 Governmental Approvals and Other Conditions. To the Knowledge of Company and Company Bank, there is no reason relating specifically to Company or Company Bank why (a) the approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated hereby should not be granted (the “Required Regulatory Approvals”), (b) such regulatory approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

3.26 Corporate Records. The corporate record books, transfer books and stock ledgers of Company and Company Bank are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, shareholders, Boards of Directors and committees of the Boards of Directors of each, and all transactions in their respective capital stocks, since their respective inceptions.

3.27 Undisclosed Liabilities. Except for liabilities incurred in the ordinary course of business, liabilities reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and liabilities that would not be reasonably expected to have a Material Adverse Effect on Company or Company Bank, since December 31, 2003, neither Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that, if incurred prior to December 31, 2003, would have been required by GAAP to be recognized or disclosed on the Company Financial Statements on such date.

3.28 Impediments to Performance. Neither Company nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance not known to Parent, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any Regulatory Approval or to perform their covenants and agreements under this Agreement.

3.29 Trust Business. Neither Company nor any of its Subsidiaries is licensed to engage in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

3.30 Anti-takeover Provisions Inapplicable. To the Knowledge of Company and Company Bank, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation, (a) applies to the Merger, the Bank Merger or the Shareholder Agreements, (b) prohibits or restricts the ability of Company or Company Bank to perform their obligations under this Agreement or the ability of them to consummate the Merger or the Bank Merger, (c) would have the effect of invalidating or voiding this Agreement, any of the Shareholder Agreements or any provisions hereof or thereof, or (d) would subject Parent or Parent Bank to any material impediment or condition in connection with the exercise of any of its rights with respect to the Merger or any Shareholder Agreement.

3.31 Disclosure. No representation or warranty by the Company in this Agreement and no statement by the Company or any Subsidiary by any executive officer or other person contained in any document, certificate or other writing furnished by or on behalf of the Company to Placer in connection with this Agreement or the Merger contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

ARTICLE IV

COVENANTS OF COMPANY AND COMPANY BANK

4.1 Business in Ordinary Course. Except as contemplated by this Agreement, except as set forth in the Disclosure Schedule, except as required by applicable Law and except as may be consented to in writing by Parent Bank (such consent not to be unreasonably withheld or delayed), Company and Company Bank shall use commercially reasonable efforts to provide that, after the date hereof and prior to the Closing Date:

(a) the business of the Company and Company Bank shall be conducted in the same manner as heretofore conducted and only in the ordinary course;

(b) (i) neither the Company nor Company Bank shall amend its articles of incorporation or bylaws or similar organizational documents and (ii) neither the Company nor Company Bank shall (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (B) declare, set aside or pay any cash or non-cash dividend or any other distribution payable in stock or property with respect to any shares of any class or series of its capital stock, (C) split, combine or reclassify any shares of any class or series of its stock or (D) except with respect to securities of wholly owned Subsidiaries of the Company Bank, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c) neither Company nor Company Bank shall (i) grant any increase in the salary or wages payable or to become payable to directors, officers or employees (except (A) as required by law, (B) to the extent required under any Company Benefit Plan or (C) for ordinary and normal increases consistent with past practices); or (ii) pay or agree to pay or accrue any bonus (except (A) as required by law, (B) to the extent required under any Company Benefit Plan, or (C) in the ordinary course of business, consistent with past practice; or (iii) enter into or adopt any Benefit Plan or modify or make any change in any Company Benefit Plan that would materially increase the obligations to Company Bank Employees thereunder except as required by law;

(d) neither the Company nor Company Bank shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company or Company Bank or, outside of the ordinary course of business, shall acquire an interest in any Person or a substantial portion of the assets or business of any

Person or any division or line of business thereof (other than in connection with foreclosures), or, outside of the ordinary course of business, otherwise acquire any material assets (other than in connection with foreclosures);

(e) neither the Company nor Company Bank shall change in any material respect any of the accounting methods used by it unless required or permitted by applicable GAAP or any Bank Regulators;

(f) neither the Company nor Company Bank shall acquire any real property or become legally committed to any new capital expenditure requiring expenditures after the execution of this Agreement in excess of $100,000 in the aggregate, except for expenditures pursuant to projects consistent with the capital expenditure budget of the Company Bank;

(g) except in the ordinary course of business, neither the Company nor Company Bank shall transfer, sell, lease, license, mortgage or create an Encumbrance upon (other than Permitted Encumbrances) any of their respective assets or properties with a book value in excess of $100,000 in the aggregate or in a transaction that is not arms-length.

(h) neither Company nor Company Bank shall knowingly take, or knowingly agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied;

(i) neither Company nor Company Bank shall, except by way of (i) creation of deposit liabilities, (ii) entering into repurchase agreements with a term of less than one year, (iii) purchases or sales of federal funds with a term of less than one year, and (iv) sales of certificates of deposit or otherwise in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money in an amount in excess of $50,000 individually or $100,000 in the aggregate, (B) assume, or guarantee the obligations of any other Person in an amount in excess of $50,000 individually or $100,000 in the aggregate or (C) except in the ordinary course of business, cancel, release, assign, or modify any indebtedness of any other Person owed to the Company Bank or any Subsidiary in an amount of such cancellation, release, assignment or modification in excess of $50,000 individually or $100,000 in the aggregate; and

(j) neither Company nor Company Bank shall enter into, modify or extend any agreement, contract or commitment outside of the ordinary course of business or having a term in excess of one year and involving an expenditure in excess of $100,000, other than letters of credit, loan agreements, deposit agreements and other lending, credit and deposit documents made or incurred in the ordinary course of business and expenditures pursuant to projects consistent with the capital expenditure budget of Company Bank, and neither Company nor Company Bank shall knowingly and willfully commit any act or knowingly and willfully fail to commit any act which will cause a material breach of any Material Contract.

4.2 Certain Actions.

(a) Neither Company nor any of its Subsidiaries (1) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to itself or any of its Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take ally other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or any of its Subsidiaries under any of the instances described in this clause. Company and Company Bank shall immediately instruct and otherwise use their best efforts to cause their directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. Company and Company Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Company may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Proposal if the Board of Directors of Company determines, in good faith after consultation with counsel, that the exercise of its fiduciary duties to Company’s shareholders under applicable law requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Parent. Company shall promptly notify Parent orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, This Section shall not prohibit accurate disclosure by Company in any document (including any proxy statement prepared by Company’s in connection with the Company Shareholders’ Meeting) or other disclosure under applicable law if in the opinion of the Board of Directors of Company, disclosure is appropriate under applicable law.

(b) “Acquisition Proposal” means, with respect to Company, any of the following (other than the Merger): (i) a merger or consolidation, or any similar transaction of any company with either Company or any Subsidiary of Company, (ii) a purchase lease or other acquisition of substantially all of the assets of either Company or Company Bank, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either Company or any Subsidiary of Company, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Company, (v) a public proxy or consent solicitation made to shareholders of Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, (vi) the filing of an application or notice with the OCC or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide offer to the Board of Directors Company or Company Bank by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

4.3 Shareholder Approval. Company shall call a meeting of its shareholders (the “Company Shareholders’ Meeting”) as soon as reasonably practicable for the purpose of voting upon the transactions contemplated in this Agreement. In connection with the Company Shareholders’ Meeting, (i) Company shall mail a proxy statement to its shareholders, (ii) subject to the fiduciary duties of the directors as set forth in Section 4.2(a) hereof, by at least a majority vote of the directors, the Board of Directors of Company shall recommend to its shareholders the approval of this Agreement and the Merger, and (iii) Company shall retain a professional proxy solicitation firm.

4.4 Loan Loss Reserve. After the date of this Agreement through the Effective Time Company shall maintain an ALLL which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in Company’s portfolio of loans and leases in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations.

4.5 Additional Accruals/Appraisals. After all of the conditions set forth in Article VI hereof have been or with reasonable certainty will be satisfied or waived, Company and Company Bank shall, at the direction of Parent consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be requested by Parent, including, without limitation, those necessary or appropriate (a) in connection with any severance benefits payable as a result of the Merger or the Bank Merger, or (b) to conform Company’s accounting and credit and OREO loss reserve practices and methods to those of Parent, provided, however, that no accrual or reserve made by Company pursuant to this Section 4.5, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Company resulting from Company’s compliance with this Section 4.5, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Such accruals shall be made as of the last day of the month immediately preceding the Closing Date.

4.6 Loan Charge Off. Immediately before the Effective Time, Company shall charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, applicable law or regulation and as otherwise directed by Parent, or which have been classified as “loss” or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Company, Company has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off.

4.7 Sale of Certain Investments. Subject to the indemnification set forth in Schedule 4.7 of this Agreement, within twenty-four (24) hours following the execution of this Agreement, Company Bank shall commence to sell the investments identified in Schedule 4.7 to this Agreement as soon as commercially practicable and in no event later than 30 days following the date of this Agreement.

4.8 Closing Financial Statement. At least four business days prior to the Closing, Company shall provide Parent with Company’s consolidated financial statements presenting the financial condition of Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and their results of operations for the period January 1, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, Company shall have provided financial statements as of and through the second month preceding the Effective Time (the date that such Closing Financial Statements are prepared as of shall sometimes be referred to herein as the “Determination Date”). Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. The Closing Financial Statements shall be accompanied by a certificate of Company’s Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Company.

4.9 Payment of Special Dividend. Immediately prior to the Effective Time, Company Bank shall pay a special dividend to Company in an amount equal to the amount requested by Parent permissible by law and Banking Regulations. Promptly following execution of this Agreement, Company Bank shall file the regulatory applications or requests necessary to make the Special Dividend. The term “Required Regulatory Approvals” shall include all consents or approvals necessary or appropriate in connection with the payment of the Special Dividend.

4.10 Amendment, Merger or Termination of ESOP. Prior to the Effective Time, Company shall, as directed by Parent in its sole discretion, (a) adopt corporate resolutions that terminate the Bank of Lodi Employee Stock Ownership Plan (“ESOP”) immediately prior to the Effective Time, subject to Closing; (b) prepare, execute and adopt any required amendments to the that terminates the ESOP as of the Effective Time and fully vests all ESOP participants as a result of such termination (if necessary); and (c) provide to Parent copies of the executed documents. Company will use its best efforts to, before the date that occurs six months from the Closing, (a) bring the ESOP into compliance with all applicable laws as of the Closing, (b) obtain a favorable determination letter from the Internal Revenue Service that the ESOP is qualified on termination; (c) take all curative action necessary to ensure that the ESOP qualified status is preserved until liquidation; and (d) liquidate the ESOP as soon as administratively feasible after receipt of a favorable determination letter. Nothing in this section shall obligate the Parent or Parent Bank to contribute to the ESOP or prevent the Parent or Parent Bank from amending or merging the ESOP with a plan of Parent or Parent Bank.

4.11 Amendment, Merger or Termination of First Financial Bancorp 401(k) Profit Sharing Plan (401(k) Plan). Prior to the Effective Time, Company shall, as directed in writing by Parent in its sole discretion, (a) adopt corporate resolutions that terminate the 401(k) Plan immediately prior to the Effective Time, subject to Closing; (b) prepare, execute and adopt any required amendments to the 401(k) Plan that terminates the 401(k) Plan and fully vests all 401(k) Plan participants as a result of such termination (if necessary); and (c) provide to Parent satisfactory evidence of the executed documents. Company will use its best efforts to, before the date that occurs six months from the Closing, (a) bring the 401(k) Plan into compliance with all applicable laws as of the Closing; (b) obtain a favorable determination letter from the Internal Revenue Service that the 401(k) Plan is qualified on termination; (c) take all curative action necessary to ensure that the 401(k) Plan qualified status is preserved until liquidation; and (d) distribute the assets of the 401(k) Plan as soon as administratively feasible after receipt of a favorable determination letter. Nothing in this section shall obligate the Parent or Parent Bank to contribute to the 401(k) Plan or prevent the Parent or Parent Bank from amending or merging the 401(k) Plan with a plan of Parent or Parent Bank.

4.12 Termination of Welfare Benefit Plans. Prior to the Effective Time, Company shall, as directed in writing by Parent in its sole discretion, adopt corporate resolutions that terminate any welfare benefit plan, subject to the terms hereof. Nothing in this section shall obligate the Parent or Parent Bank to contribute to or maintain any welfare benefit plan or prevent the Parent or Parent Bank from amending or merging the welfare benefit plan with a plan of Parent or Parent Bank.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Inspection of Records; Attendance at Board Meetings; Confidentiality.

(a) Company and Company Bank shall afford Parent, Parent Bank and their accountants, counsel and other representatives (and their Subsidiaries) full access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other’s officers, directors, employees, attorneys and accountants. Company and Company Bank shall each use their best efforts to furnish to Parent and Parent Bank all other information concerning its business, properties and personnel as such other party may reasonably request; however, such access may be limited by the party from whom access is sought so as to avoid unreasonable disruption or interference with such party’s business operations, as such party may reasonably determine. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

(b) Until the Effective Time, a representative of Parent shall be entitled and shall be invited to attend meetings of the Board of Directors of Company, Company Bank and all committees thereof. At least five (5) days’ prior to written notice of the dates, times and places of such meetings shall be given to Parent except that in the case of special meetings Parent shall receive the same number of days’ prior notice as the directors of Company or Company Bank, as the case may be, receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by Company or Company Bank, (ii) involve discussions between such Board of Directors or such Loan Committees and legal counsel for Company or Company Bank that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Parent, or (iii) constitute the Executive Session of any Board of Directors meeting. Company and Company Bank shall furnish Parent, as soon as practicable, and in any event within five days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report or agenda submitted to the Board of Directors of Company, Company Bank or any of their committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that Company and Company Bank need not furnish Parent any materials relating to deliberations of the Board of Directors of Company or Company Bank, as the case may be, with respect to its approval of this Agreement, communications of legal counsel of Company or Company Bank with the Board of Directors or officers of Company or Company Bank regarding Company’s or Company Bank’s rights against or obligations to Parent or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys’ work product. The Board or committee materials to be distributed to Parent pursuant to this Section 5.1(b) shall be delivered to Ronald W. Bachli at the address listed in Section 8.2 hereof.

(c) All information disclosed by any party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to this Section 5.1, shall be kept confidential by such other party and shall not be used by such other party otherwise as herein contemplated. In the event that this Agreement is terminated, each party shall return all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party pursuant hereto and, in any event, shall hold all information confidential unless or until such information is or becomes a matter of public knowledge.

5.2 Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

5.3 Efforts to Cause Closing to Occur; Cooperation.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Parent Bank, Company Bank and Company shall in good faith use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any Required Regulatory Approvals, (ii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Closing, and (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Governmental Entity adversely affecting the ability of the parties to consummate the Closing. The parties hereto agree to make, or cause to be made, all appropriate applications, filings, notifications and reports required to obtain the Required Regulatory Approvals within 15 Business Days after the date of this Agreement. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Required Regulatory Approvals.

(b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the Required Regulatory Approvals, including:

(i) cooperating with each other in connection with filings required to obtain the Required Regulatory Approvals;

(ii) furnishing to the other party all responsive documents within its possession that is required for any application or other filing to be made by the other party in connection with obtaining the Required Regulatory Approvals;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) in the case of Parent Bank, effecting the sale or disposition of, or arranging to hold separate, assets or businesses, or categories of assets or businesses, or taking such other steps as necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Bank Regulators in connection with the Required Regulatory Approvals, in each case to the extent necessary or required to consummate the Closing; provided, that (A) any such sale, disposition or other steps with respect to any assets or business of Company Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank or (B) any such sale, disposition or other steps with respect to any assets or business of Parent or Parent Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank if taken with respect to a comparable amount of assets or business of Company Bank; and

(v) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Required Regulatory Approvals.

5.4 Notice. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event known to it which will or may result in the failure to satisfy any of the conditions specified in Sections 6.1 or 6.2 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of its representations and warranties, covenants or agreements herein in any material respect, or would have constituted or caused a breach by it of its representations and warranties, covenants or agreements herein in any respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other parties, and shall, unless the same has been waived in writing by the other parties, use its reasonable efforts to remedy the same within 30 days, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

5.5 Press Release. Except as otherwise reasonably determined by a party to be necessary to comply with its legal obligations, at all times prior to the Effective Time, the parties shall mutually agree to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby.

5.6 Delivery of Supplements to Disclosure Schedules. Five business days prior to the Closing, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby.

5.7 Written Agreements with Employees; Benefits and Related Matters.

(a) Parent shall honor: (i) the employment agreements entered into between Company and Leon J. Zimmerman, Robert Daneke, and Allen Christenson, (ii) all supplemental employment retirement agreements that the Company and Company Bank have entered into with officers and directors, and (iii) all change in control benefits to officers of Company Bank.

(b) Except as otherwise provided in Article IV of this Agreement, the Company Benefit Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of Parent or Parent Bank until such time as the employees of Company and the Company Subsidiaries are integrated into Parent’s employee benefit plays that are available to other employees of Parent and Parent Subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Parent shall take such steps as are necessary or required to integrate the employees of Company and Company Bank into Parent or Parent Bank’s employee benefit plans available to other employees of Parent and Parent Subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Company or any of the Company Subsidiaries for all purposes, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Effective Time, subject to compliance with the applicable terms of the Company Benefit Plan, for purposes of deductibles, out of pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated.

5.8 Directors’ and Officers’ Indemnification Insurance. Parent agrees that the Merger shall not affect or diminish any of Company’s or Company Bank’s duties and obligations of indemnification existing immediately prior to the Effective Time in favor of the directors, officers, employees and agents of Company or Company Bank arising by virtue of the Articles of Incorporation, Charter or Bylaws of Company or Company Bank in the form in effect at the date of this Agreement or arising by written agreement or operation of law, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of Company, Company Bank or Company Subsidiaries, as provided by law or regulation or in their respective Articles of Incorporation or Bylaws shall survive the Merger, shall be assumed by

Parent and Parent Bank and shall continue in full force and, effect with respect to acts or omissions occurring prior to the Effective Time for a period of six years thereafter or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. Parent or Parent Bank, respectively, shall also purchase and keep in force for such six year period director’s and officer’s liability insurance and fiduciary liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Company’s existing directors and officers liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the Effective Time, provided that the cost of such coverage does not exceed 250% of Company’s present annual premium cost, and further provided that Parent may substitute or cause Company to substitute therefor single premium tail coverage with policy limits equal to Company Bank’s existing annual coverage limits.

5.9 Trade Name Rights. From and after the Effective Time, Parent shall possess all rights with respect to any and all trade names used by Company or any Company Subsidiary including, without limitation, “Bank of Lodi” or any variant thereof.

5.10 Shareholder Rights Plan. Company shall take such steps as are necessary to provide that the actions contemplated by this Agreement are exempted from its Shareholder Rights Plan.

5.11 Real Property. Company hereby grants to Parent and to its agents, engineers, contractors, consultants, representatives and employees (“Parent’s Agents”), during the term of this Agreement, a license to enter upon the Company Entities Premises during normal business hours for purposes of performing, at Parent’s expense, to conduct environmental reviews and studies (including, without limitation, phase I and phase II environmental studies). Parent and Parent Bank agree to repair any damage to the Company Real Property, caused by Parent, Parent Bank or Parents’ Agents and reasonably restore the Company Real Property to substantially the same condition that it was in immediately before such studies. Parent shall indemnify, defend and hold Company harmless from all loss or liability (including, without limitation, attorneys fees) to the extent and arising out of such activities of Parent and Parent’s Agents upon the Company Real Property from all mechanics’, materialmen’s and other liens resulting from any such conduct of Parent and Parent’s Agents; provided, however, that Parent shall have no liability for that portion of any loss or damage attributable to (i) the acts or omissions of Company or Company Bank or their agents, employees, invitees or licensees, or (ii) resulting from latent defects or hazardous materials within, on or adjacent to the Company Real Property which were present before Parent’s entry on the Company Real Property. Company will use commercially reasonable efforts to assist Parent in obtaining extended coverage ALTA owner’s policy of title insurance (form B, 1970, without regional exceptions), or if Parent or Parent Bank elects, a CLTA/ALTA standard coverage, showing title to the real property being vested in Parent or Parent Bank upon consummation of the Merger and the Bank Merger, subject only to Permitted Encumbrances.

5.12 Knowledge of Breach. If prior to the Closing, any party to this Agreement shall have actual Knowledge of any breach of a representation, warranty or covenant of another party to this Agreement, the party with such actual Knowledge shall promptly notify the other parties of its Knowledge, in reasonable detail.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations to Effect the Closing. The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) No Law shall have been enacted or promulgated by any Governmental Entity in the United States which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in the United States in effect precluding consummation of the Closing.

(b) The Required Regulatory Approvals shall have been obtained; provided, however, that this condition shall not be considered to be unsatisfied in the event that a regulatory approval to pay a dividend contemplated by this Agreement is not obtained unless Parent is without alternative resources to fund the Merger Consideration.

6.2 Conditions to the Obligations of Parent and Parent Bank. The obligation of Parent and Parent Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Except for any inaccuracy that would not have a Material Adverse Effect on Company or Company Bank or a Material Adverse Effect on the ability of Company or Company Bank to perform obligations under this Agreement or to consummate the Closing, each representation and warranty in Article III either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date.

(b) Company and Company Bank shall have performed and complied with all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Since the Balance Sheet Date, neither Company nor Company Bank shall have experienced a Material Adverse Effect.

(d) Parent or Parent Bank shall have received all third-party consents deemed necessary or appropriate in connection with the Merger or the Bank Merger, including, without limitation, the consents of all landlords under all leases to which Company or Company Bank are subject.

(e) All directors who vote to approve this Agreement shall have delivered to Parent on the date of this Agreement, fully-executed Shareholder Agreements in the form attached hereto as Exhibit D (“Shareholder Agreement”).

(f) Each of Company’s directors who sign a Shareholder Agreement and each of the Company’s officers specified on Schedule 6.2(f) shall have delivered to Parent prior to Closing a fully-executed Nonsolicitation and Confidentiality Agreement in the form attached hereto as

Exhibit E, and shall have tendered their resignation effective as of the Closing to Company with a copy to Parent.

(g) None of the Preferred Share Purchase Rights shall have separated from the Common Stock or been exercised. A “Triggering Event” shall not have occurred under the Rights Plan.

(h) The shareholders’ equity of the Company contained in the Closing Financial Statements shall not be less than $20,500,000 and the ALLL of the Company shall not be less than $2,900,000 or 1.4% of the total outstanding loans of Company as of the Determination Date; provided, however, that the impact of any actions, transactions, or accounting adjustments taken or made solely as a result of this Agreement shall be disregarded for purposes of this Section 6.2(h).

(i) No Governmental Entity shall have imposed any non-standard or unduly burdensome condition relating to the Merger or the Bank Merger that would materially adversely affect the economic benefits of the Merger to Parent.

(j) Parent shall have received a certificate signed by the President and Chief Executive Officer and the Chief Financial Officer of Company and Company Bank, dated as of the Closing, that based upon his knowledge, the conditions set forth in Sections 6.2(a) – (i) have been satisfied.

6.3 Conditions to the Obligations of Company and Company Bank. The obligations of Company and Company Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Except for any inaccuracy that would not have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent or Parent Bank to perform obligations under this Agreement or to consummate the Closing, each representation and warranty in Article II either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date.

(b) Parent and Parent Bank shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Company shall have received a certificate signed by the President and Chief Executive Officer of Parent and Parent Bank, dated as of the Closing, that based upon his best knowledge, the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) By the mutual written consent of the Boards of Directors of Parent and Company;

(b) By Parent or Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to a party’s obligations hereunder;

(c) By Parent or Company before the date specified in 7.1(f) hereof, in the event that any of the conditions precedent to the obligations of the other party to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate);

(d) By Parent or Company at any time after the shareholders of Company fail to approve this Agreement and the Merger by the necessary vote at the Company Shareholders’ Meeting;

(e) By Parent or Company, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a), (b), or (d) – (k) in the case of Parent, or Section 6.3(a) or 6.3(b) in the case of Company, and which breach cannot be or is not cured within 45 days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

(f) By Parent or Company on or after June 30, 2005, in the event the Merger has not been consummated by such date (provided, however, that the right to terminate under this Section 7.1(f) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Merger to occur on or before such date).

In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(f) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

7.2 Liabilities and Remedies.

(a) In the event that this Agreement is terminated by a party (the “Aggrieved Party”) solely by reason of the material breach by the other party (“Breaching Party”) of any of its representations, warranties, covenants or agreements contained herein then the Aggrieved Party shall be entitled to such remedies and relief against the Breaching Party as are available at law or in equity. Moreover, the Aggrieved Party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the Breaching Party in order to cause the Merger to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b) In the event that the Company Shareholders’ Meeting does not take place, the Board of Directors of Company fails to unanimously recommend approval of this Agreement and the Merger to the shareholders of Company, or such Board of Directors shall adversely alter or modify its favorable recommendation of this Agreement and the Merger to the shareholders of Company, and this Agreement and the Merger is not approved by the shareholders of Company by the necessary vote, and neither Parent nor Parent Bank is, as of the date of such event, in material breach of this Agreement, then, upon termination of this Agreement, Company and Company Bank shall jointly and severally pay Parent in immediately available funds an additional cash amount of $2,500,000 as agreed upon liquidated damages and as the sole and exclusive remedy of Parent and Parent Bank. In order to obtain the benefit of the expense reimbursement and liquidated damages provided in this Section 7.2(b), Parent and Parent Bank shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof.

(c) In the event that an Acquisition Proposal occurs between the date of this Agreement and the time of the Company Shareholders’ Meeting and the shareholders of Company fail to approve this Agreement and the Merger under circumstances where the Board of Directors of Company continuously maintained its favorable recommendation of this Agreement and the Merger, and neither Parent nor Parent Bank was, as of the date of such action, in material breach of this Agreement, then if a definitive agreement relating to an Acquisition Proposal is executed by Company or any Company Subsidiary, or an Acquisition Proposal is consummated, in either case within 12 months after the termination of this Agreement, then upon the happening of such event Company and Company Bank shall be jointly and severally obligated to pay Parent a cash amount of $2,500,000 as an agreed upon break up fee and as the sole and exclusive remedy of Parent and Parent Bank. In order to obtain the benefit of the break-up fees provided in this Section 7.2(c), Parent and Parent Bank shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof

(d) In the event that this Agreement is terminated by Company or Parent pursuant to Section 7.1(d), then Company and Company Bank shall be jointly and severally obligated to pay Parent a cash amount of $1,250,000 as an agreed upon break up fee and as the sole and exclusive remedy of Parent and Parent Bank. In order to obtain the benefit of the break-up fees provided in this Section 7.2(d), Parent and Parent Bank shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof. In the event that Parent and Parent Bank shall be entitled to a break up fee under this Section 7.2(d) and Section 7.2(b) or 7.2(c), Parent and Parent Bank shall receive only the break up fee contemplated by Section 7.2(b) or 7.2(c), as the case may be.

7.3 Survival of Agreements. In the event of termination of this Agreement by either Parent or Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 5.1 (b) 5.4 and 7.2 hereof shall survive the termination hereof.

7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the shareholders of Company but, after such approval, no amendment shall be made which changes the form of consideration or the value of the consideration to be received by the shareholders of Company without the approval of the shareholders of Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof as may be required to effect or facilitate any regulatory approval or acceptance of the Merger or of this Agreement or to effect or facilitate any regulatory or governmental filing or recording required for the consummation of any of the transactions contemplated hereby.

7.5 Waiver. Any term, provision or condition of this Agreement (other than the requirement of Company shareholder approval) may be waived in writing at any time by the party which is entitled to the benefits hereof Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by a party of another party prior to or after the date hereof shall stop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered: if to Parent or Parent Bank:

(a)	if to Parent or Parent Bank:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Ronald W. Bachli, CEO

copy to:

Downey Brand LLP

555 Capitol Mall, 10th Floor

Sacramento, California 95814

Attention: James K. Dyer, Jr., Esq.

(b)	if to Company or Company Bank:

First Financial Bancorp

701 South Ham Lane

Lodi, CA 95242

Attention: Leon Zimmerman, CEO

copy to:

Bingham McCutchen LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: James M. Rockett, Esq.

8.3 Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

8.6 Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Article IX

Definitions

9.1 Terms Defined Elsewhere.

The following terms are defined in the following sections of this Agreement:

Defined Term	Section
Acquisition Proposal	4.2(b)
Affiliate	9.2
Agreement	Preamble
Aggrieved Party	7.2(a)
ALLL	3.16(a)
Balance Sheet Date	3.8(a)
Bank Merger	Preamble
Bank Merger Effective Time	1.4(a)
Bank Regulations	1.1
Bank Regulators	9.2
Breaching Party	7.2(a)
Certificates	1.3(c)(i)
CGLC	1.1(a)
Change of Control Benefit	3.17(e)
Closing	1.5
Closing Date	1.5
Closing Financial Statements	4.8
Code	3.13(b)
Company	Preamble
Company Bank	Preamble
Company Bank Common Stock	1.4(a)
Company Common Stock	1.3(b)
Company Entities Premises	3.18(b)
Company Real Property	3.20(c)
Company SEC Reports	3.9(b)
Company Shareholders’ Meeting	4.3
Company Stock Option Plan	3.6(b)
Company Stock Options	3.6(b)
Company Bank Regulatory Agreement	3.22(b)
CRA	2.7(c)
Derivative Instruments	3.19(e)(iv)
Determination Date	4.8
Dissenting Shares	1.3(b)
Effective Time	1.2
Encumbrance	9.2
Environmental Laws	9.2
Exchange Agent	1.3(c)(i)
Exchange Act	3.4(a)

GAAP	3.8(a)
Governmental Entity	2.4(a)
Hazardous Substance	3.19(a)
Knowledge	9.2
Law	3.4(b)
Material Adverse Effect	9.2
Material Contract	3.19(a)
Merger	Preamble
Merger Agreement	1.2
Merger Consideration	1.3(a)(i)
Merger Consideration Adjustment	1.3(c)(ii)
Parent	Preamble
Parent’s Agents	5.11
Parent SEC Reports	2.6(a)
Permitted Encumbrances	3.20(a)
Per Share Merger Consideration	1.3(c)(ii)
Person	9.2
Preferred Share Purchase Rights	3.6(b)
Required Regulatory Approvals	3.25
Rights Plan	3.6(b)
Securities Act	3.5
Shareholder Agreement	6.2(e)
Subsidiary	9.2

9.2 Terms Defined in this Article 9. As used in this Agreement, the following terms have the respective meanings set forth below:

Affiliate means a Person (1) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (2) that beneficially owns or holds 5% or more of any class of the voting stock of another Person, or (3) 5% or more of the voting stock (or in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

Bank Regulators means the Board of Governors of the Federal Reserve System or any applicable Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions.

Benefit Plan means any benefit plan, fund or arrangement, whether qualified or nonqualified under the applicable provisions of the Code, any consulting, employment, termination or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, restricted stock, employee stock ownership plan, life, health, accident or other insurance or welfare benefit or program, bonus, deferred or incentive compensation, director emeritus, severance or separation agreement, agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, including, but not limited to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering any employee, former employee, director or former director of Company, Company Bank or its Subsidiaries, or his or her spouse, dependents or beneficiaries, which Company, Company Bank or its Subsidiaries maintains or contributes to pursuant to which any liability of Company, Company Bank or its Subsidiaries exists or is reasonably likely to occur. As used in this Agreement, “Company Benefit Plan” also refers to any Benefit Plans of Company Bank or Subsidiaries of Company or Company Bank.

Business Day means any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

Encumbrance means any mortgage, deed of trust, lien, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any Asset.

Environmental Laws means any common law or federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, guidelines, standards, Permit or Order, and all amendments thereto, relating to the protection of human health, safety, wildlife or the environment, including, without limitation, all requirements pertaining to: (i) the manufacture, processing, distribution, use, handling, treatment, storage and disposal of Hazardous Materials; (ii) the reporting, investigation and remediation of Releases of Hazardous Materials into any media, including soil, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public; (iv) natural resources; (v) wetlands; and (vi) endangered or threatened species or habitats.

Federal Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

Knowledge means with respect to any representation or warranty contained in this Agreement, the actual knowledge, after reasonable inquiry, of any executive officer of Parent, Parent Bank, Company or Company Bank.

Material Adverse Effect means with respect to any Person, a material adverse effect on the business, financial condition or results of operations of such Person; provided, however, that the effects of events, changes and circumstances relating to (a) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect such Person, (b) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, or (c) actions taken or delayed solely at the request of one party to this Agreement, including any financial change resulting from adjustments required under this Agreement.

Person means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency.

Subsidiary means any Person in which the applicable Person holds directly or indirectly a majority of the voting power or the ability directly or indirectly to designate, appoint or elect a majority of the directors or Persons performing similar functions, or that the applicable Person effectively controls directly or indirectly by any means or that is or under GAAP should be treated as a subsidiary in the applicable Person’s financial statements.

[signature page follows]

The undersigned have caused this Agreement to be executed as of the day and year first above written.

PLACER SIERRA BANCSHARES

By	/S/ RONALD W. BACHLI
Ronald W. Bachli, President and CEO

PLACER SIERRA BANK

By	/S/ RONALD W. BACHLI
Ronald W. Bachli, President and CEO

FIRST FINANCIAL BANCORP

By	/S/ LEON ZIMMERMAN
President and Chief Executive Officer

BANK OF LODI, N.A.

By	/S/ LEON ZIMMERMAN
President and Chief Executive Officer

Exhibit A

FORM OF MERGER AGREEMENT

AGREEMENT OF MERGER

This Agreement of Merger is entered into among PLACER SIERRA BANCSHARES, a California corporation (herein “Parent”), [PLACER SIERRA MERGER SUBSIDIARY], a California corporation (herein “Subsidiary”) and FIRST FINANCIAL BANCORP., a California corporation (herein “FFB”).

1. FFB is a California corporation organized on May 13, 1982 and has              shares of its common stock and no shares of its preferred stock outstanding.

2. Subsidiary is a California corporation organized on             , 2004 and has              shares of its common stock outstanding all of which are owned by Parent.

3. Parent is a California corporation organized on                 ,          and has              authorized and outstanding shares of common stock.

4. Subsidiary shall be merged into FFB.

5. Upon such merger, each outstanding share of FFB, other than shares held by shareholders who perfect their rights as dissenting shareholders under California law, shall be converted into and become the right to receive from Parent the Per Share Merger Consideration, (as defined in the formula set forth below) per share in cash, without interest.

P = $50,000,000 - R - [Y * (P-A)]

N

Where:

P = Per Share Merger Consideration.

R = The total dollar amount paid by FFB to redeem all preferred share purchase rights outstanding as a result of the payment of a dividend to holders of FFB common stock on July 6, 2001 pursuant to FFB’s preferred share purchase rights plan, as further described in that certain Rights Agreement between the Company and Mellon Investor Services, LLC, dated June 15, 2001.

Y = The number of FFB stock options for the purchase of FFB common stock outstanding as of                 , 2004 [INSERT DATE OF AGREEMENT AND PLAN OF MERGER] issued for the benefit of employees and directors of FFB or its subsidiaries (“FFB Stock Options”).

A = Weighted average exercise price of FFB Stock Options outstanding as of                 , 2004. [INSERT DATE OF AGREEMENT AND PLAN OF MERGER]

N = The number of shares of FFB common stock outstanding as of the date of the filing of this Agreement with the Secretary of State of the State of California.

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6. Upon such merger, the outstanding shares of Subsidiary shall be converted into              shares of common stock of FFB.

7. FFB shall from time to time, as and when requested by Parent, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

8. The effect of the merger is as prescribed by law.

9. The effective date of the merger shall be the date on which this Agreement is filed with the Secretary of State of the State of California.

IN WITNESS WHEREOF the parties have executed this Agreement                  , 2004.

PLACER SIERRA BANCSHARES

By:
Ronald W. Bachli, President and CEO

By:
Judy J. Reithmeier, Assistant Secretary

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Exhibit B

FORM OF FINAL MERGER AGREEMENT

CERTIFICATE OF OWNERSHIP

Ronald W. Bachli and Judy J. Reithmeier certify that:

1. They are the President and CEO and Assistant Secretary, respectively, of PLACER SIERRA BANCSHARES, a California corporation (“Corporation”).

2. This Corporation owns all of the outstanding shares of FIRST FINANCIAL BANCORP, a California corporation.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation:

WHEREAS, the sole shareholder of the outstanding stock and all of the Directors of FIRST FINANCIAL BANCORP, have voted unanimously to merge FIRST FINANCIAL BANCORP with and into the Corporation; and

WHEREAS, it is deemed in the best interests of the Corporation and its shareholders that the Corporation merge FIRST FINANCIAL BANCORP into itself and assume all of its obligations, it is:

RESOLVED, that the Corporation merge FIRST FINANCIAL BANCORP into itself as of                      , 2004, and assume all obligations of the merged corporation pursuant to Section 1110 of the California Corporations Code.

RESOLVED FURTHER, that the Chairman of the Board and Assistant Secretary of the Corporation are directed to execute and file a Certificate of Ownership pursuant to Section 1110 of the California Corporations Code and to take such further actions as may be necessary or proper to accomplish such merger.

4. Executed on                         , 2004, at Sacramento, California.

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We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

PLACER SIERRA BANCSHARES

By:
Ronald W. Bachli, President and CEO

By:
Judy J. Reithmeier, Assistant Secretary

3

EXHIBIT C

FORM OF BANK MERGER AGREEMENT

AGREEMENT OF MERGER

This Agreement of Merger is entered into between PLACER SIERRA BANK, a California banking corporation (herein “Surviving Corporation”) and Bank of Lodi, N.A., a national banking association (herein “Merging Corporation”).

1. Merging Corporation shall be merged into Surviving Corporation.

2. Each outstanding share of Merging Corporation shall be canceled without consideration.

3. The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

4. Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5. The effect of the merger and the effective date of the merger are as prescribed by law.

IN WITNESS WHEREOF the parties have executed this Agreement                      , 2004.

PLACER SIERRA BANK

By:
Ronald W. Bachli, President and CEO

By:
Judy J. Reithmeier, Assistant Secretary

1

BANK OF LODI, N.A.

By:
, President and Chief Executive Officer

By:
, Secretary

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EXHIBIT D

FORM OF SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDER’S AGREEMENT (“Agreement”), dated as of             ,              is entered into by and between Placer Sierra Bancshares, a California corporation (“Placer”), and the undersigned director and shareholder of First Financial Bancorp (“Shareholder”).

RECITALS

A. Placer, Placer Sierra Bank, a California banking corporation (“Placer Bank”), First Financial Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act (“FFB”), and Bank of Lodi, N.A., a national banking association (“Bank of Lodi”), entered into that certain Agreement and Plan of Merger dated as of             , 2004 (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, FFB shall be merged with and into Placer and Bank of Lodi will be merged into Placer Bank (“Merger”).

B. Shareholder is a member of the Board of Directors of FFB and owns shares of the common stock, no par value, of FFB (“FFB Stock”).

C. Shareholder is willing to agree to vote or cause to be voted all shares of FFB Stock with respect to which Shareholder has voting power, except in a fiduciary capacity, on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D. Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of Placer or any of Placer’s Subsidiaries, or FFB as set forth in this Agreement.

E. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Placer and Shareholder agree as follows:

ARTICLE I

DIRECTOR-SHAREHOLDER’S AGREEMENT

1.1 Agreement to Vote. Shareholder shall vote or cause to be voted at any meeting of shareholders of FFB to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of FFB Stock over which Shareholder has voting authority except in a fiduciary capacity (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’

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Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Merger. For purposes of this Agreement, shares held in a revocable trust in which the Shareholder has voting authority and is either a settlor, trustee or beneficiary shall not be considered shares held in a fiduciary capacity and shall be considered Shares for all intents and purposes under this Agreement.

1.2 Legend. Shareholder agrees to stamp, print or type on the face of his or her certificates of FFB Stock evidencing the Shares the following legend:

“THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER’S AGREEMENT DATED AS OF                     , 200             BY AND BETWEEN PLACER SIERRA BANCSHARES, AND THE DIRECTOR AND SHAREHOLDER IN WHOSE NAME THIS CERTIFICATE IS REGISTERED, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF PLACER SIERRA BANCSHARES.”

1.3 Restrictions on Dispositions. Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will adversely affect his or her ability to comply with the obligations imposed by this Agreement to vote the Shares, except (i) with the prior written consent of Placer or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

1.4 Shareholder Approval. Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the FFB shareholders at the Shareholders’ Meeting and (ii) advise the FFB shareholders to reject any subsequent proposal or offer received by FFB relating to any purchase, sale, acquisition, merger or other form of business combination involving FFB or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of FFB is advised in writing by outside legal counsel that, in the exercise of his or her fiduciary duties, a director of FFB should not take such action.

1.5 Noncompetition. Other than serving as a director, executive officer or shareholder of Placer or its subsidiaries, for a period of eighteen months after the Effective Time of the Merger, Shareholder agrees not to, without the prior consent of Placer, own more than 5% of, organize, or otherwise be connected as an officer, director, employee, principal, agent or consultant to any financial institution (or any company directly or indirectly controlled by, in control of or in common control with a financial institution), other than Placer or its subsidiaries, whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within the Counties of Sacramento and San Joaquin, California.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Placer that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

2.1 Ownership and Related Matters.

(a) Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b) There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

2.2 Authorization; Binding Agreement. Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

2.3 Noncontravention. The execution, delivery and performance of this Agreement by Shareholder will not (a) require any third party consents; (b) result in the creation or imposition of any encumbrance on any of the Shares; or (c) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

ARTICLE III

GENERAL

3.1 Amendments. To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

3.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

3.3 Specific Performance. Shareholder and Placer each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Placer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and

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Placer agree that Placer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

3.4 Termination. This Agreement shall terminate automatically without further action at the termination of the Reorganization Agreement in accordance with its terms except as provided in Sections 1.2 and 1.5 of this Agreement. Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

3.5 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Placer or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

3.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

3.8 Gender, Number, and Tense. Throughout this Agreement, unless the context otherwise requires,

(i) the masculine, feminine and neuter genders each includes the other;

(ii) the singular includes the plural, and the plural includes the singular; and

(iii) the past tense includes the present, and the present tense includes the past.

3.9 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Placer:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention:

With a copy to:

Downey Brand LLP

Attention: James K. Dyer, Jr., Esq.

555 Capitol Mall, 10th Floor

Sacramento, CA 95814

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If to Shareholder:

_____________________

_____________________

_____________________

With a copy to:

Bingham McCutchen LLP

Attention: James M. Rockett, Esq.

3 Embarcadero Center, Number 1800

San Francisco, CA 94111

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

3.10 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

3.11 Not in Director Capacity. Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of FFB, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of FFB Stock.

3.12 Attorneys’ Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.13 Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:

Title:

SHAREHOLDER

Name:

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SPOUSAL CONSENT

I am the spouse of                             , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

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EXHIBIT E

FORM OF CONFIDENTIALITY AND NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY AND NONSOLICITATION AGREEMENT (“Agreement”) entered into as of the date set forth below by and between Placer Sierra Bancshares, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act (“Placer”), as successor to First Financial Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act (“FFB”) and the undersigned employee of FFB (“Employee”). The term “Placer Bank” includes all subsidiary, parent or related corporations or predecessors of Placer Bank, including, without limitation, Bank of Lodi, N.A., a national banking association (“Bank of Lodi”), a subsidiary of FFB.

RECITALS

A. Placer, Placer Sierra Bank, a California banking corporation (“Placer Bank”), FFB, and Bank of Lodi entered into that certain Agreement and Plan of Merger dated as of             , 2004 (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, FFB shall be merged with and into Placer and Bank of Lodi will be merged into Placer Bank (“Merger”).

B. Employee acknowledges that Employee’s employment by Placer Bank creates a relationship of confidence and trust between Employee and Placer Bank with respect to all Confidential Information (as defined below) of Placer Bank.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein, and in consideration of and as a condition of Employee’s employment and continued employment by Placer Bank, it is hereby agreed as follows:

ARTICLE 1

CONFIDENTIAL INFORMATION.

1.1 Confidentiality. Except as provided in Section 1.1 of this Agreement, Employee agrees that during and after termination of his or her employment with Placer Bank, he or she shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without Placer Bank’s prior written consent; “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of Placer Bank, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Employee may produce, obtain or otherwise acquire or have access to during the course of his or her employment by Placer Bank (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; sales practices; methods and techniques; sources of supply and vendors; special business relationships with vendors and agents; financial matters; mergers; acquisitions; personnel matters including compensation packages; product specifications; pricing information;

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technical data; operations and production costs; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of Placer Bank.

1.2 Limitation. Employee shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Employee’s obligations hereunder, or (iii) is shown to have been known by Employee prior to disclosure to Employee by Placer Bank.

1.3 Former Employer Information. Employee agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, or (ii) bring onto the premises of Placer Bank any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity; provided however that this Section 1.3 shall not prevent Employee from making proper use of Confidential Information in the ordinary course of business during the term of his or her employment with Placer Bank and in accordance with the terms of his or her employment.

1.4 Conflicting Activities. While employed by Placer Bank, Employee will not work as an employee or consultant of any other organization or engage in any other activities that conflict with Employee’s obligations to Placer Bank, without the express prior written approval of Placer Bank.

1.5 Trade Names and Styles. The undersigned acknowledges and agrees that any and all trade names and styles used by FFB or Bank of Lodi, including, but not limited to, the terms “Bank of Lodi” and all trademarks, visual designs and logos under which FFB or Bank of Lodi did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will pass, for valuable consideration, to Placer Bank upon the Merger. The undersigned agrees that use by any entity, other than Placer Bank, of the Marks in Amador, Calaveras, Sacramento or San Joaquin Counties or in California generally would both cause public and customer confusion, and dilute the value of Placer Bank’s investment in the Merger. Therefore, the undersigned unconditionally agrees that he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “Bank of Lodi,” or any other Mark, is used for the purpose of doing business as a financial services provider, or in connection with the sale, promotion or marketing of financial services to the public in Amador, Calaveras, Sacramento or San Joaquin Counties or in California generally.

1.6 Return of Confidential Material and Certification of Compliance. In the event of Employee’s termination of employment with Placer Bank for any reason whatsoever, Employee agrees promptly to surrender and deliver to Placer Bank all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment, and Employee will not retain or take with him any tangible materials or electronically stored data, containing or pertaining to any Confidential

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Information that Employee may produce, acquire or obtain access to during the course of his or her employment.

ARTICLE 2

NONSOLICITATION

2.1 Nonsolicitation. Employee agrees that during the period of his or her employment with Placer Bank and for one year after the date of termination of his or her employment with Placer Bank, he or she will not:

2.1.1 induce, solicit, recruit or encourage any employee of Placer Bank to leave the employ of Placer Bank, which means that he or she will not:

(a) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment with a competitor; or

(b) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for any other competitor.

OR:

2.1.2 solicit, either on behalf of Employee or any third party, the business of any client or customer of Placer Bank:

(a) whose account Employee has been assigned to or whose account Employee has serviced during the one-year period prior to the date of Employee’s termination of employment with Placer Bank, or

(b) using any Confidential Information of Placer Bank, either on behalf of Employee or any third party

OR:

2.1.3 solicit the business of any prospective customer or client of Placer Bank:

(a) whose business Employee was involved in soliciting or recruiting while employed by Placer Bank, or

(b) using any Confidential Information of Placer Bank.

ARTICLE 3

EQUITABLE RELIEF

3.1 Equitable Relief. Employee agrees that it would be impossible or inadequate to measure and calculate Placer Bank’s damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if Employee breaches this Agreement, Placer Bank will have available, in addition to any other right or remedy available, the right to obtain an

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injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to such injunction’s issuance and to the ordering of specific performance. In any legal proceeding commenced under this Section 3.1, the losing party shall pay the prevailing party’s actual attorneys’ fees and expenses incurred in the preparation for, conduct of or appeal or enforcement of judgment from the proceeding. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

ARTICLE 4

GENERAL

4.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any lawsuit arising from or relating to this Agreement.

4.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between Placer Bank and Employee relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless signed in writing by the Employee and Placer Bank.

4.3 Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

4.4 Not Employment Contract. This Agreement is not an employment agreement and nothing in this Agreement shall confer upon Employee any right to continue in the employ of Placer Bank.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year set forth below.

Date: , 2004	PLACER SIERRA BANCSHARES

By:

Name:

Its:

EMPLOYEE

Name:

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